Exhibit 10.2

Nextracker Inc.
Executive Change in Control Severance Plan
(Effective November 19, 2024)

TABLE OF CONTENTS

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13.7 Beneficiaries	18
13.8 Payment Obligation Absolute	18
13.9 Contractual Rights to Benefits	19
13.10 No Creditable Compensation	19
13.11 Gender and Number	19
13.12 Controlling Law	19

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NEXTRACKER INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
Article 1.Establishment and Term of the Plan
1.1Establishment and Term of the Plan Establishment of the Plan. Nextracker Inc. (the “Company”) hereby adopts this plan known as the “Nextracker Executive Change in Control Severance Plan” (the “Plan”). The Plan provides Severance Benefits (as defined below) to designated executive employees of the Company or its Subsidiaries or Affiliates upon certain terminations of employment from the Employer (as defined below) in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain qualified executives and to reinforce and encourage the continued attention and dedication of the Company’s executives to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.
The Plan qualifies as a “top hat” plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore the Plan is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA.  Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b).  No employee contributions are required or permitted. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
Article 2.Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
(a)“Accountants” has the meaning set forth in Article 6.
(b)“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Plan Administrator.
(c)“Band 6 Executives” means those executives of the Company Group designated as Band 6.

(d)“Base Salary” means the greater of the Executive’s annual base salary rate, whether or not deferred, at: (i) the Effective Date of Termination or (ii) at the date of the Change in Control, in each case without giving effect to any reduction giving rise to a claim of Good Reason.
(e)“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Article 13.7.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means (i) the willful failure by the Executive (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of the Executive’s position with the Employer; provided, however, that the Executive shall have thirty (30) days to cure such failure after his or her receipt of written notice thereof from the Employer; (ii) the conviction of the Executive by a court of competent jurisdiction or a plea of guilty or nolo contendere for (x) a felony (unless the Board, in its sole discretion, determines in good faith that the nature of the felony does not warrant a termination for Cause) or (y) a crime involving moral turpitude; (iii) the engaging by the Executive in fraud, embezzlement, misappropriation, or dishonesty; (iv) the Executive’s material breach of the Company’s code of conduct or any other material policies of the Company; (v) the Executive’s willful misconduct in the course of his or her employment; provided, however, that the Executive shall have thirty (30) days to cure such misconduct after his or her receipt of written notice thereof from the Employer; or (vi) any other material act or omission by the Executive which is materially injurious to the Company Group or its reputation, monetarily or otherwise.
(h)“CEO” means the Chief Executive Officer of the Company.
(i)“Change in Control” means any of the following:
(i)A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
(ii)During any one (1)-year period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than any one (1) or more directors designated by any person who shall have entered into an agreement with the Company in connection with any transaction described in Article

2(j)(i) or Article 2(j)(iii) hereof) whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the one (1)-year period (other than vacant seats) or whose election or appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board pursuant to a transaction or other mechanism outside of the normal election process of directors under the applicable law and/or the Company’s corporate governance policies;
(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one (1) or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction and (B) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, less than fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; or
(iv)The Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding anything to the contrary herein, with respect to any amounts payable under this Plan that constitute nonqualified deferred compensation that is subject to Section 409A, a Change in Control shall not be deemed to have occurred for purposes of any provision of this Plan unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A.
(j)“Change in Control Period” means the period that begins six (6) months immediately prior to, and ends twenty-four (24) months immediately following, a Change in Control.
(k)“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto, and the regulations thereunder.
(l)“Company” means Nextracker Inc., a Delaware corporation, or any successor thereto as provided in Article 7.1.
(m)“Company Group” means, collectively, the Company and each Subsidiary or Affiliate of the Company, including a Subsidiary or Affiliate of the Company as a result of any merger, consolidation or liquidation or purchase of assets or stock or similar transaction.
(n)“Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Whether an Executive has a Disability shall be determined by the Plan Administrator. The Plan Administrator may rely on any determination that an Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Employer in which an Executive participates. Notwithstanding anything to the contrary herein, if and to the extent that the Executive’s disability is a trigger for the payment of “deferred compensation” (as defined in Section 409A), “Disability” means that the Executive is “disabled” as defined in Section 409A(a)(2)(C) of the Code.
(o)“Effective Date of Termination” means the date on which a Qualifying Termination occurs.
(p)“Employer” means the member of the Company Group that employs the Executive.
(q)“Equity Incentive Plan” means the Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan, as may be amended or amended and restated from time to time, or any successor plan thereto.
(r)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t)“Executive” means, collectively, the CEO and the Band 6 Executives.
(u)“Executive Non-CIC Severance Plan” means the Company’s Executive Severance Plan, effective as of November 19, 2024, as may be amended and restated from time to time.
(v)“Good Reason” means, without the Executive’s express written consent, there is (i) a relocation of the Executive’s principal place of employment to anywhere other than within 35 miles of the principal office where the Executive is then-located, (ii) a material diminution in the Executive’s title, authority, duties, or responsibilities which substantially reduces the nature or character of the Executive’s position with the Company or an adverse change in the Executive’s reporting relationship; (iii) a reduction of the Executive’s Base Salary, Target Bonus or Target Annual Equity Compensation; (iv) the Company ceasing to be a publicly traded company or becoming a wholly-owned subsidiary of another company; or (v) any material breach by the Company of any provision of the Executive’s offer letter agreement; provided, however, that the Executive’s termination of employment shall not be deemed to be for Good Reason unless (x) the Executive has delivered to the Employer Notice of Termination within thirty (30) days following such occurrence, describing in detail the circumstances giving rise to Good Reason, (y) the Employer fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice, and (z) the Executive actually terminates his or her employment within thirty (30) days after the expiration of the 30-day cure period.
(w)“Highest Annual Bonus” means the higher of (i) the Executive’s actual annual bonus earned for the year in which the Effective Date of Termination occurs based on achievement of applicable performance goals through the Effective Date of Termination in respect of the year in which the Effective Date of Termination occurs and (ii) the Executive’s Target Bonus in respect of the year in which the Effective Date of Termination occurs.
(x)“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(y)“Parachute Payment Ratio” shall have the meaning set forth in Article 6.
(z)“Plan” shall have the meaning set forth in Section 1.1.
(aa)“Plan Administrator” means the Compensation and People Committee of the Board, or any other committee of the Board to which the Board has delegated any authority or responsibility with respect to the Plan, but only to the extent of such delegation.

(bb)“Qualified Plan” means, with respect to each Executive, the defined contribution plan that is intended to qualify under Section 401(a) of the Code in which the Executive is entitled to participate immediately prior to a Qualifying Termination.
(cc)“Qualifying Termination” means, during the Change in Control Period:
(i)a termination of the Executive’s employment for Good Reason pursuant to a Notice of Termination delivered to the Employer by the Executive; or
(ii)a termination of the Executive’s employment by the Employer without Cause pursuant to a Notice of Termination delivered to the Executive by the Employer; or
(iii)a termination due to the Executive’s death or Disability.
(dd)“Release Effective Date” shall have the meaning set forth in Article 3.1(c).
(ee)“Severance Benefits” means the payments and benefits set forth in Article 3.
(ff)“Severance Period” means (i) for the CEO, the 24-month period immediately following the Effective Date of Termination and (ii) for Band 6 Executives, the 24-month period immediately following the Effective Date of Termination.
(gg)“Specified Employee” means any Executive described in Section 409A(a)(2)(B)(i).
(hh)“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
(ii)“Target Bonus” means the Executive’s annual target cash bonus opportunity as in effect as of immediately prior to the Effective Date of Termination (without giving effect to any reduction giving rise to a claim of Good Reason).
(jj)“Target Annual Equity Compensation” means the Executive’s annual target equity incentive compensation under the Equity Incentive Plan as in effect as of immediately prior to the Effective Date of Termination (without giving effect to any reduction giving rise to a claim of Good Reason).

(kk)“Total Payments” has the meaning set forth in Article 6.
Article 3.Severance Benefits
3.1Right to Severance Benefits.
(a)Severance Benefits. The CEO and each Band 6 Executive shall be entitled to receive from the Company Severance Benefits, as described in Article 3.2, in the event a Qualifying Termination of such Executive’s employment has occurred, subject to the terms and conditions of the Plan. A summary of the Severance Benefits is set forth on Exhibit A. In the event of a conflict between Exhibit A and this Article 3, this Article 3 will control.
(b)No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits under this Plan if the Executive’s employment with the Employer ends for reasons other than a Qualifying Termination.
(c)General Release. As a condition to receiving Severance Benefits, the Executive must execute a release of claims (the “Release”) in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company and such Subsidiaries and Affiliates in a reasonable and customary form, which such Release must be signed by the Executive and become effective and irrevocable (with any revocation period having expired) within sixty (60) days following the Effective Date of Termination. The date upon which the executed Release is no longer subject to revocation by the Executive shall be referred to herein as the “Release Effective Date”. Any payments under Article 3.1 shall commence only after the Release Effective Date, and in the manner provided in Article 3.7.
(d)Compliance with Restrictive Covenants. As a condition to receiving Severance Benefits, the Executive must comply, and continue to comply, with the terms of any restrictive covenant obligations (e.g., non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation) applicable to the Executive under any plan, agreement or arrangement with any member of the Company Group for the applicable duration of each such covenant, including, without limitation under any confidentiality or non-disclosure agreement, offer letter or equity award agreement or other agreement with any member of the Company Group. In the event of the Executive’s material breach of the terms of any restrictive covenant obligation to any member of the Company Group, the Executive shall not be entitled to any further Severance Benefits under this Plan.
(e)No Duplication of Severance Benefits. Notwithstanding anything to the contrary in this Plan, an Executive who receives Severance Benefits under this Plan shall not be entitled to receive severance benefits under the Executive Non-CIC Severance Plan or any other plan or agreement of the Company or any of its Subsidiaries or Affiliates. If an Executive becomes entitled to Severance Benefits under this Plan while receiving severance benefits under the Executive Non-CIC Severance Plan or any other plan or agreement of the Company Group, then the Severance Benefits due to the Executive under this Plan will be reduced by such other severance benefits as determined by the Plan Administrator. Notwithstanding anything to the contrary herein, if any Executive becomes entitled to receive severance payments or benefits upon his or her termination of employment pursuant to both this Plan and the Executive Non-CIC Severance Plan, the Executive shall only be entitled to receive severance payments and benefits under this Plan (and shall not receive any of the severance payments or benefits under the Executive Non-CIC Severance Plan).
3.2Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits as provided in Article 3.1, the Company shall provide the Executive with the following:
(a)(i) an amount equal to the Executive’s Highest Annual Bonus for the fiscal year in which a Qualifying Termination occurs, pro-rated for the portion of the fiscal year elapsed prior to the Effective Date of Termination, less any such bonus previously paid to the Executive with respect to the same fiscal year; and (ii) any earned but unpaid annual bonus for any fiscal year prior to the year of the Effective Date of Termination;
(b)an amount equal to:
(i)for the CEO, two (2) times the sum of the following: (A) the CEO’s Base Salary and (B) the CEO’s Highest Annual Bonus;
(ii)for Band 6 Executives, two (2) times the sum of the following: (A) the Band 6 Executive’s Base Salary and (B) the Band 6 Executive’s Highest Annual Bonus;
(c)notwithstanding anything to the contrary in any award agreement or similar documentation, effective as of the Release Effective Date, acceleration and vesting, or lapse of forfeiture restrictions, as applicable, of all unvested equity or equity-based awards subject to forfeiture restrictions made to the Executive, whether annual awards, special one-time or inducement awards, under the Equity Incentive Plan, with any applicable performance-based vesting conditions deemed achieved at the greater of (i) target performance levels or (ii) actual performance levels as of the date of the Change in Control.
Except as set forth above, the equity and equity-based awards shall otherwise remain subject to their existing terms and conditions; provided, however, that any such equity and equity-based awards (or the applicable portion thereof) that are (A) “full-value awards” (e.g., restricted stock, restricted stock units, etc.) and are accelerated and become vested pursuant to Article 3.2(c) above, as applicable, will be settled within sixty (60) days following the Effective Date of Termination, and (B) stock options or similar awards that are accelerated and become vested and exercisable pursuant to Article 3.2(c) above, as applicable, shall thereafter be exercisable in accordance with the terms of the applicable award agreement and the Equity Incentive Plan, in each case subject to compliance with Section 409A (for the avoidance of doubt, in no event shall the payment timing of any awards be accelerated in a manner that results in an additional tax under Section 409A);

(d)if the Executive is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Executive (and his or her eligible dependents) will be eligible to receive healthcare continuation coverage under the Company Group’s applicable group health plan during the applicable Severance Period, provided the Executive must continue to pay the applicable active employee rates for such coverage; provided that notwithstanding the above, if such continuation coverage would result in a failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) or would not otherwise be permitted under the Company Group’s group health plan or applicable law, then the Company may pay such premiums (minus active employee rates) as additional taxable compensation to the Executive. Notwithstanding the foregoing, these COBRA continuation benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits coverage (disregarding the cost of such coverage) from a subsequent employer, as determined solely by the Plan Administrator in good faith. For purposes of enforcing this offset provision, the Executive shall have a duty to (i) keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same and (ii) if the Executive obtains subsequent insurance coverage, inform the Company of such event within fifteen (15) business days;
(e)an amount equal to the total amount through the Severance Period that the Executive would have received under the Qualified Plan as a Company match if the Executive had participated in such plan (applying the maximum statutory contribution limits in effect on the Executive’s Effective Date of Termination); and

(f)outplacement services through an outplacement services provider provided by the Company Group from time to time, commencing on the Release Effective Date and ending on the last day of the Executive’s applicable Severance Period, up to the following aggregate amounts (on an after-tax basis):
(i)for the CEO, up to $20,000; and
(ii)for Band 6 Executives, up to $15,000.
3.3Accrued Obligations. In the event of the Executive’s Qualifying Termination, the Executive shall be entitled to receive (i) an amount equal to the Executive’s unpaid Base Salary through the Effective Date of Termination, (ii) all unreimbursed business expenses, and (iii) vested amounts owed to the Executive under any other plan or agreement of the Company, which will be payable in accordance with the terms of such plan or agreement. All of the amounts due under this Article 3.3 shall be paid promptly after the Effective Date of Termination whether or not the Executive executes a Release.
3.4Retirement Plans. The provisions of any applicable qualified and/or non-qualified defined contribution or defined benefit plan maintained by any member of the Company Group or the Employer pursuant to which an Executive is eligible to participate, shall control with respect to any recognition of service during the Executive’s applicable Severance Period and the eligibility for benefits before, during and after the Severance Period.
3.5Deductions from Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any withholding taxes, monies owed to the Company Group or an Employer by the Executive or the value of Company property that the Executive has retained in the Executive’s possession, e.g., if an Executive (a) retained a company laptop or other property, or (b) used the Executive’s corporate card for unauthorized personal purchases. To the extent applicable, any such deduction from Severance Benefits shall be made in compliance with Section 409A. To the maximum extent allowed by applicable law, through execution of a Release required by Article 3.1(c), an Executive shall consent to, and otherwise authorize, such deductions in writing.
3.6No Demotion. For the avoidance of doubt, the band of each Executive immediately prior to the commencement of the Change in Control Period shall determine the eligibility to participate in the Plan and the level of Severance Benefits to be paid hereunder on a Qualifying Termination, and no demotion of the Executive during the Change in Control Period shall impact such Severance Benefits; provided, however, if the Executive is promoted to a higher band during the Change in Control Period and has a Qualifying Termination after such promotion, the Severance Benefits shall be paid at such promoted band.
3.7Timing and Method of Payment of Severance Benefits. Subject to Article 13.3:
(a)Severance Benefits. The Severance Benefits set forth in Article 3.2(a), Article 3.2(b) and Article 3.2(e) shall be paid in a lump sum, less applicable withholding for all applicable federal, state and local taxes and other applicable withholdings and deductions, as soon as reasonably practicable following (but in no event later than fifteen (15) days following) the Release Effective Date. Severance Benefits set forth in Article 3.2(d) and Article 3.2(f) shall be paid in accordance with the Company’s standard policies and practices. Notwithstanding anything to the contrary above, if the period during which the Executive may execute or revoke the Release begins in one calendar year and ends in the next calendar year, then the Severance Benefits will be made (or commence being made) in the second such calendar year.
(b)General Rules. In the event of an Executive’s death after the Release Effective Date, but prior to full payment of all Severance Benefits due to such Executive, any remaining Severance Benefits due to the Executive under Article 3.2 shall be paid to the Executive’s Beneficiary (or if a Beneficiary has not been named, the Executive’s estate) in a lump sum payment within ninety (90) days following the Executive’s death (provided that the Company or applicable Company Subsidiary has received notification of such death no later than sixty (60) days following such death). Interest will not be credited on any unpaid Severance Benefit due to an Executive (or his or her Beneficiary or estate). Payment(s) shall be made as instructed by the Executive (or if a Beneficiary has not been named, the Executive’s estate) in writing, either by direct deposit or by mail or such other reasonable method as determined by the Plan Administrator.
Article 4.Covenants and Agreements
4.1Covenants. This Plan shall have no effect on the validity or enforceability by the Company or its Subsidiaries or Affiliates of any and all confidentiality, assignment of inventions, non-solicitation, non-competition, non-interference, non-disparagement or other restrictive covenants and cooperation covenants of the Executive made under any other plan, agreement or other instruments between the Executive and the Company or one of its Subsidiaries or Affiliates. Any such covenants shall remain in full force and effect for the time period(s) set forth in such other plan, agreement or instrument, or if no time period is so set forth, perpetually.
Article 5.Certain Change in Control Payments
Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Executive would receive from the Company or Employer under the Plan or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) but for this Article 6, would be subject to the excise tax imposed by Code Section 4999, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A)), whichever of (i) and (ii), after taking into account applicable Federal, state, local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by such Executive on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Article 6 shall be made in writing by the Company’s independent certified public accountants appointed prior to any Change in Control or tax counsel selected by such accountants

(together, the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Executive and the Company. For purposes of making the calculations required by this Article 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999. If there is a reduction pursuant to this Article 6 of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G and the denominator of which is the actual present economic value of such payment.
Article 6.Notice
6.1Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company or Employer or, in the case of the Company, at the address set forth in Article 9.
Article 7.Successors and Assignment
7.1Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” or the “Employer” for purposes of this Plan.
7.2Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive dies while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If an Executive has not named a Beneficiary, then such amounts shall be paid to the Executive in accordance with the Company’s regular payroll practices or to the Executive’s estate, as applicable.

Article 8.Plan Information

Plan Name Nextracker Inc. Executive Change in Control Severance Plan	Type of Welfare Plan Severance Pay
Employer Identification Number	Plan Year Ends March 31
Plan Number
Plan EXECCIC2024
Plan Sponsor
Nextracker Inc.
Agent for Service of Legal Process
Attn to: Executive Vice President, General Counsel, Chief Ethics & Compliance Officer
6200 Paseo Padre Parkway
Fremont, CA 94555
Plan Administrator Compensation and People Committee of the Board of Directors

Article 9.Plan Administration
9.1Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Executives and former Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each Executive for examination during business hours except that an Executive shall examine only such records as pertain exclusively to the examining Executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
9.2Plan Administration. The Plan Administrator (or its delegate) has authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following: (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any Severance Benefits under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Plan Administrator’s behalf or with respect to the Plan; (v) to select and retain counsel, service providers and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Plan Administrator in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan;

(vii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Plan Administrator deems reasonable and appropriate; (viii) to receive, review and keep on file, as the Plan Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (ix) in general to decide and/or settle questions and disputes, in accordance with the dispute resolution provisions set forth in the Plan.
Article 10.Claims
10.1Initial Claims. If an Executive believes that the Executive is entitled to severance benefits under the Plan which are not being paid, the Executive may submit a written claim for payment to the Plan Administrator. The Executive must make an initial claim within sixty (60) days of Effective Date of Termination in order to be eligible for benefits. Any claim for benefits must be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit being claimed. If the claim is denied, the Plan Administrator shall, within a reasonable period of time, provide the Executive with a written notice of denial within ninety (90) days of receipt of the written claim. The notice will include (i) the specific reason or reasons for the denial of the Executive’s claim; (ii) references to the specific Plan provisions on which the denial of the Executive’s claim was based; (iii) a description of any additional information or material required by the Plan Administrator to reconsider the Executive’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
10.2Appeal of Denied Claim. Upon receipt of the denied claim, the Executive (or their authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than sixty (60) days after the Executive has received written notification of the denial. The Executive has the right to submit in writing to the Plan Administrator any comments, documents, records or other information relating to their claim for benefits. The Executive has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits. The review of the denied claim will take into account all comments, documents, records and other information that the Executive submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.
10.3Administrator’s Response to Appeal. The Plan Administrator will provide the Executive with written notice of its decision within sixty (60) days after the Plan Administrator’s receipt of the Executive’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Plan Administrator will notify the Executive in writing within the 60-day period and the final decision will be made no later than 120 days after the Plan Administrator’s receipt of the Executive’s written claim for review. The Plan Administrator’s decision on the Executive’s claim for review will be communicated to the Executive in writing and will clearly state: (i) the specific reason or reasons for the denial of the Executive’s claim; (ii) reference to the specific Plan provisions on which the denial of the Executive’s claim is based; (iii) a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and (iv) a statement describing the Executive’s right to bring an action under Section 502(a) of ERISA.

10.4Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
10.5Arbitration. Subject to Article 10.4, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. The arbitrator shall apply the laws of the State of California, and such arbitration shall occur in the State of California. The arbitration shall be conducted on a strictly confidential basis. The Company shall bear the cost of the arbitration fees and, except as provided in Section 10.6, the Company and the Executive shall each bear his, her or its own attorney's fees and expenses in connection with any arbitration. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit the Executive might bring, including but not limited to any lawsuit related to a government agency proceeding. Any arbitral award determination shall be final and binding. Notwithstanding the foregoing, nothing in this Section 10.5 shall limit the Company's ability to pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and/or to enforce any restrictive covenants.
10.6Attorney’s Fees. The Company and the Executive shall bear their own attorneys’ fees incurred in connection with any disputes between them; provided that, in the event of a denial of compensation or benefits under this Plan, if it is determined that the Executive is entitled to receive such compensation or benefits as set forth under the Plan, the Company shall also reimburse the Executive’s reasonable attorneys’ fees for the cost of the dispute seeking such compensation and benefits.

10.7Standard of Review. Notwithstanding any of the foregoing, if a dispute arises with respect to the payment of Severance Benefits after a Change in Control, the standard of review shall be de novo in any mediation, arbitration or court proceeding.
Article 11.Cost and Funding of the Plan
The Company (or one of its subsidiaries) will pay benefits of the Plan out of the general assets of the Company, at no cost to the Executive.
Article 12.Plan Amendment or Termination
The Company, by action of the Board, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time. Any amendment or termination of the Plan will be in writing. Notwithstanding anything to the contrary herein, (i) once an Executive has incurred a Qualifying Termination, no amendment or termination of the Plan may, without that Executive’s written consent, reduce or alter to the detriment of such Executive the payments and benefits to which the Executive is entitled or otherwise adversely impact such Executive’s rights under this Plan and (ii) no termination or amendment of the Plan (or any benefits hereunder) will be permitted or otherwise become effective during (A) any period when the Company is party to an agreement which, if consummated, would result in a Change in Control or (B) during the Change in Control Period.
Article 13.Miscellaneous
13.1Indemnification. To the maximum extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Plan Administrator or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.
13.2Employment Status. Except as may be provided under any other agreement between the Executive and the Company or Employer, the employment of any Executive by the Company or Employer is “at will” and may be terminated by either the Executive or the Company or Employer at any time, subject to applicable law. Nothing in this Plan shall be construed as conferring any right upon an Executive with respect to the continuation of employment or interfere with the right of the Employer to terminate any Executive’s employment at any time.
13.3Section 409A. All amounts payable hereunder are intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”) and this Plan shall be construed and administered in accordance with such intention. To the extent any payments or benefits under the Plan are subject to Section 409A, the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:
(a)The Executive shall not be considered to have terminated employment with the Employer unless the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Plan, references to a “Qualifying Termination,” “termination of employment” or like terms shall mean “separation from service.”
(b)Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
(c)If the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service, to the extent required under Section 409A to avoid additional tax or tax penalties, any amounts payable during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).
(d)All expenses or other reimbursements or in-kind benefits under this Plan shall be paid or provided on or prior to the last day of the taxable year following the taxable year in which such expenses or in-kind benefits were incurred by the Executive, and no such reimbursement or in-kind benefits in any taxable year shall in any way affect the reimbursement or in-kind benefits in any other taxable year or subject to exchange for cash or other taxable amount.
(e)Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)The Severance Benefits payable pursuant to Section 3.2(b), to the extent not in excess of the amount that an Executive would have received as severance benefits under any other plan or agreement of the Company or any of its Subsidiaries or Affiliates had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with this Plan.
(g)No payment will be subject to offset unless otherwise permitted by Section 409A.

(h)Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could execute the release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the latter calendar year.
The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A and shall have no liability or obligation to any Executive for any failure of the Plan or any payments hereunder to comply with Section 409A.
13.4Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all severance benefits under any prior employment agreements entered into by and between the Company or Employer and the Executive, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to confidential information, noncompetition, nonsolicitation, noninterference, nondisparagement, or other restrictive covenants, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company.
13.5Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
13.6Tax Withholding. The Company or Employer may withhold from any payments or benefits payable under this Plan all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
13.7Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent Beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.
13.8Payment Obligation Absolute. Except as provided in Article 3.5 and Article 13, the Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and, except as otherwise set forth in Section 3.2(d), the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

13.9Contractual Rights to Benefits. This Plan establishes and vests in the Executives a contractual right to the benefits to which the Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. In the event that any Executive acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.
13.10No Creditable Compensation. No Severance Benefits made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Employer or any member of the Company Group, unless specifically provided for under the applicable plan documents or required by applicable law.
13.11Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
13.12Controlling Law. This Plan shall be construed and enforced according to the laws of the State of California (without reference to principles or provisions governing conflicts of laws) to the extent not preempted or superseded by Federal laws of the United States. Any provision of this Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted

Exhibit A
Severance Benefits Summary
This summary describes the payments and benefits offered to Executives in the Nextracker Inc. Executive Change in Control Severance Plan (the “Plan”) upon a Qualifying Termination (as defined in the Plan), subject to the terms and conditions of the Plan.
This description is intended only as a summary and is qualified in its entirety by reference to the full text of the Plan. In the event of any conflict between this summary and the Plan, the Plan shall control.

	CEO	Band 6 Executives
Salary/Bonus Severance
Base Salary	2.0x	2.0x
Highest Annual Bonus	2.0x	2.0x
Current Year Bonus	Prorated @ greater of actual or target	Prorated @ greater of actual or target
Equity
Time-Based	Full acceleration	Full acceleration
Performance-Based	Full acceleration @ the greater of target and actual performance as of the Change in Control date	Full acceleration @ the greater of target and actual performance as of the Change in Control date
Other
Benefits Continuation	24 months	24 months
Outplacement	$20,000 (after-tax)	$15,000 (after-tax)

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